August 20, 2021

Wikisoft Corp.

315 Montgomery Street

San Francisco, CA 94104

Re: Wikisoft Corp. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Wikisoft Corp., a Nevada corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”). The Company is filing the Registration Statement in connection with the offering from time to time, pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended, by Triton Funds, LP (“Triton”) of up to 1,470,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), issuable to Triton pursuant to the terms of an Amended and Restated Common Stock Purchase Agreement (the “Purchase Agreement”).

The offering of the shares of Common Stock will be as set forth in the prospectus contained in the Registration Statement, as amended, and as supplemented from time to time.

In rendering these opinions, we have examined the Company’s Articles of Incorporation and Bylaws, both as amended and currently in effect, the Registration Statement, and the exhibits thereto, and such other records, instruments and documents as we have deemed advisable in order to render these opinions. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photo static copies and the authenticity of the originals of such latter documents. In providing these opinions, we have further relied as to certain matters on information obtained from an officer of the Company.

As a result of and subject to the foregoing, we are of the following opinion:

Upon their issuance to Triton pursuant to the terms and conditions of the Purchase Agreement with Triton, the shares of Common Stock will be validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any state or jurisdiction other than the laws of the State of Nevada, as currently in effect.

The foregoing opinion is qualified to the extent that the enforceability of any applicable agreement, document, or instrument discussed herein may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

We have relied as to certain matters on information obtained from officers of the Company, and other sources believed by us to be responsible.

Our opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the shares of Common Stock or the agreements and instruments addressed herein, or in the Registration Statement. This opinion is based upon currently existing statutes, regulations, rules and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Very truly yours,

/s/ Scott Doney

Scott Doney, Esq.

CONSENT

I HEREBY CONSENT to the use of my opinion and reference in “Experts” in connection with the Registration Statement on Form S-1 Registration Statement and any amendments thereto filed with the Securities and Exchange Commission as counsel for the registrant, Wikisoft Corp.

Very truly yours,

/s/ Scott Doney

Scott Doney, Esq

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